Consent of Independent Registered Public Accounting Firm

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated June 13, 2007 on the financial statements of Croft Funds Corporation, comprising the Croft Value Fund (formerly the Croft-Leominster Value Fund) and the Croft Income Fund (formerly the Croft-Leominster Income Fund) as of April 30, 2007 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Croft Funds Corporation Registration Statement on Form N-1A.

/S/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

(f.k.a. Cohen McCurdy, Ltd.)

Westlake, Ohio

August 15, 2007